Exhibit 99.1

The Timken Company

Media Contact: Jeff Dafler
Manager – Global Media &
Government Relations
Mail Code: GNW-37
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-3514
Facsimile: (330) 471-7032
jeff.dafler@timken.com

Investor Contact: Steve Tschiegg
Manager – Investor Relations
Mail Code: GNE-26
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-7446
Facsimile: (330) 471-2797
steve.tschiegg@timken.com

For Additional Information:
www.timken.com/media
www.timken.com/investors

NEWS RELEASE

Timken Adds to Growing Aerospace Business

with New Power-Transmission Capabilities
Acquisition of The Purdy Corp. Complete
     CANTON, Ohio — Oct. 23, 2007 — The Timken Company (NYSE: TKR) today announced the addition of new power-transmission products and capabilities to its rapidly growing aerospace business. Timken completed its acquisition of the assets of The Purdy Corp., a leading precision manufacturer and systems integrator for military and commercial aviation customers.
     Timken will operate the business as Timken Aerospace Transmissions, LLC (http://www.timken.com/industries/aerospace/purdy/), from its current location in Manchester, Conn. Timken will continue to make investments in its ability to meet the power-transmission needs of its growing customer base in the commercial and military aviation industries.
     “Customers have the opportunity to benefit from the strength of a company that is a leader in friction-management technology with growing capabilities in power transmission,” said J. Ron Menning, president — aerospace and defense. “We believe that the increasing breadth of our portfolio is a distinct advantage, and Timken is rapidly developing the kind of complete aerospace systems expertise and portfolio that will create exceptional customer and shareholder value.”
     Timken offers a comprehensive line of aerospace quality bearings, along with a select range of turbine engine components and MRO services. Known for consistent, critical performance and backed by stringent quality standards, Timken aerospace products are found in aircraft engines, gearboxes, helicopter transmissions, auxiliary power units, landing wheels, airframes and instrumentation.

The Timken Company

The Timken aerospace aftermarket solutions unit is a leading supplier of comprehensive capabilities that span technology, development, engineering, manufacturing, repair and fleet support for the aviation industry. Timken continues to expand its in-house manufacturing and repair capabilities, while increasing the scope of its aircraft platform support.

About The Timken Company
     The Timken Company (NYSE: TKR, http://www.timken.com) keeps the world turning, with innovative friction management and power transmission products and services, enabling our customers to perform faster and more efficiently. With sales of $5.0 billion in 2006, operations in 26 countries and approximately 25,000 employees, Timken is Where You Turn™ for better performance.
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